Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 24, 2018	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS

PER SHARE FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $748 thousand or $0.42 per diluted share, for the three months ended September 30, 2018 as compared to $502 thousand or $0.28 per diluted share for the same period in 2017. The $246 thousand increase in net income during the three months ended September 30, 2018 was primarily attributable to a $219 thousand increase in net interest income and a $55 decrease in income tax expense; which were partially offset by a $14 thousand increase in the provision for loan losses, a $9 thousand increase in non-interest expense and a $5 thousand decrease in non-interest income. The increase in net interest income during the three months ended September 30, 2018 was attributable to a $607 thousand increase in interest income, which was partially offset by a $388 thousand increase in interest expense. The increase in interest income for the quarter ended September 30, 2018 was primarily attributable to higher yields on the Company’s investment and mortgage-backed securities and Federal Home Loan Bank (FHLB) stock. The increase in interest expense during the three months ended September 30, 2018, when compared to the same period in 2017, was primarily attributable to higher market interest rates paid on FHLB short-term advances and time deposits, which were partially offset by lower average balances of FHLB long-term fixed and variable rate advances and time deposits. The increase in the provision for loan losses was primarily due to higher originations of land acquisition and development loans during the quarter ended September 30, 2018, when compared to the same period in 2017. The increase in non-interest expense for the three months ended September 30, 2018 was due in part to a $12 thousand increase in ATM network expense resulting from the issuance of ATM debit cards with enhanced security features and a $9 thousand increase in data processing expenses which were partially offset by a $9 thousand decrease in postage, stationery and printing supplies, when compared to the same period in 2017. The $5 thousand decrease in non-interest income for the three months ended September 30, 2018 was primarily due to lower volumes of ATM transactions when compared to the same period in 2017. The decrease in income tax expense for the three months ended September 30, 2018 was primarily due to the reduced federal income tax rate, when compared to the same period in 2017.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2018 (Unaudited)	June 30, 2018 (Unaudited)
Total assets	$349,939	$352,288
Cash and Cash Equivalents	5,917	2,441
Certificates of Deposits	350	350
Investment securities available-for-sale	128,397	128,811
Investment securities held-to-maturity	5,052	6,181
Mortgage-backed securities held-to-maturity	110,965	115,857
Net loans receivable	85,806	84,675
Deposits	152,832	145,023
FHLB advances: short-term	160,484	171,403
Equity	34,705	34,017
Book value per share – Common Equity	17.64	17.27
Book value per share – Tier I Equity	17.70	17.37
Annualized Return on average assets	0.85%	0.60%
Annualized Return on average equity	8.77%	6.31%
Tier I leverage ratio	9.93%	9.65%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2018	2017
Interest income	$2,832	$2,225
Interest expense	1,032	644

Net interest income	1,800	1,581
Provision for loan losses	19	5

Net interest income after provision for loan losses	1,781	1,576
Non-interest income	110	115
Non-interest expense	901	892

Income before income tax expense	990	799
Income taxes	242	297

NET INCOME	$748	$502

EARNINGS PER SHARE:
Basic	$0.42	$0.28
Diluted	$0.42	$0.28
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,793,055	1,824,878
Diluted	1,793,272	1,824,878